Company Contacts:
Steve Mencarini, CFO                                      Kley Parkhurst, SVP
Tel: (703) 810-2596                                       Tel: (703) 709-1924
smencarini@eplus.com                                     kparkhurst@eplus.com

                    ePLUS ANNOUNCES STOCK REPURCHASE PROGRAM

Herndon, VA, September 20, 2001 - ePlus inc (Nasdaq NM: PLUS) announced today that its Board of Directors has authorized the repurchase from time to time of up to 750,000 shares of its outstanding common stock to a maximum of $5 million. Purchases may commence immediately and end no later than September 20, 2002.

The purchases may be made in the open market or in privately negotiated transactions, subject to availability, at prices deemed appropriate by management. The repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes. ePlus had approximately 10.1 million shares of common stock outstanding as of Friday, September 14, 2001.

About  ePlus

ePlus is a leading provider of Web-based e-procurement, asset management, financing solutions and eContent Management and Outsourcing. The ePlusSuite of products and services is comprised of Procure+, MarketBuilder, Manage+, Finance+, Service+, and the ePlusMarket, to help today's businesses dynamically streamline, improve, and gain management control.

ePlus also has an eContent creation and management suite of products. ePlus solutions integrate and automate every aspect of the supply chain process: from requisition to approval, fulfillment, financing and asset management. Founded in 1990, the company is headquartered in Herndon, VA and has more than 25 locations in the US. For more information, visit our website at www.eplus.com, call 800-827-5711 or email to info@eplus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, may be deemed to contain forward-looking statements.

Actual and anticipated future results may vary due to the following risks and uncertainties, including, without limitation, general economic conditions; fluctuations in operating results; its ability to effectively manage future growth, to retain and efficiently integrate our executive management team, and to identify, hire, train and retain, in a highly competitive market, individuals highly skilled in the Internet and its rapidly changing technology; the lack of long-term contracts in certain business units; its ability to enter into and retain its existing, strategic relationships; market acceptance; rapid technological change; a decline in Internet usage and intense competition in its market; its ability to effectively integrate the operational, managerial and financial aspects of future acquisitions; demand and competition for the Company's lease financing and equipment sales and asset management services, and the products to be leased or sold by the Company; the continued availability to the Company of adequate financing including permanent non-recourse and recourse debt, and working capital lines of credit; the ability of the Company to recover its investment in equipment through remarketing; the successful execution of its e-commerce strategy; the amount of equipment ordered, purchased and/or leased by its customers; and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings.

Investors are cautioned that current financial results may not be indicative of future results.